EXHIBIT 99.1

Allscripts Announces Third Quarter 2015 Results

  Third quarter record bookings of $272 million, 22 percent year-over-year growth
  Revenue totals $355 million, recurring revenue grows 6 percent year over year
  Adjusted EBITDA of $66 million, 44 percent year-over-year growth

CHICAGO, Nov. 5, 2015 (GLOBE NEWSWIRE) -- Allscripts Healthcare Solutions, Inc. (NASDAQ:MDRX) (Allscripts) announced its financial results for the three and nine months ended September 30, 2015.

Third-Quarter and Nine-Month Bookings Highlights

Bookings(1) were $272 million, a third-quarter record, compared with $223 million in the third quarter of 2014, a 22 percent increase. Sales were strong across core clinical and financial solutions, population health management and managed services. Growth was robust across both the ambulatory and acute markets, including two new client footprints for the Sunrise™ electronic health record (EHR) solution.

Forty-four percent of third-quarter bookings related to software delivery, while the remaining 56 percent was derived from client services. This compares with 52 and 48 percent of bookings attributable to these revenue categories, respectively, in the third quarter of 2014. Software delivery bookings increased 4 percent year over year in the third quarter of 2015. Client services bookings increased 42 percent year over year in the third quarter of 2015.

For the nine months ended September 30, 2015, bookings totaled $768 million compared with $679 million in the first nine months of 2014, a 13 percent increase.

Contract revenue backlog as of September 30, 2015, totaled $3.6 billion, a 4 percent increase over the prior-year amount.

Paul M. Black, Chief Executive Officer of Allscripts, stated, "Allscripts third-quarter and nine-month results illustrate our momentum in the global health care IT market. Bookings grew 22 percent in the third quarter of 2015 and increased 13 percent year-to-date. Total bookings were at record levels for a third quarter, driven by a healthy mix of sales across major software solution categories and value-added services. We added major new EHR clients in the US and United Kingdom and expanded strategic partnerships with key ambulatory clients such as Catholic Health Initiatives."

Third Quarter 2015 Revenue and Margin Highlights

Revenue totaled $355 million, an increase of 3 percent compared with $345 million in the third quarter of 2014.

Software delivery, support and maintenance revenue totaled $231 million in the third quarter of 2015, up 1 percent compared with the third quarter of 2014. Software delivery, support and maintenance revenue consists of all software, hardware, subscription and transaction-related revenue as well as support and maintenance.

Client services revenue totaled $124 million in the third quarter of 2015, up 6 percent compared with the third quarter of 2014. Client services revenue consists of recurring managed services and other project-based client services revenue.

Recurring revenue, consisting of subscriptions, recurring transactions, support and maintenance, and recurring managed services, increased $16 million compared with the third quarter of 2014; an increase of 6 percent year over year. Non-recurring revenue, consisting of systems sales and other project-based client services revenue, declined $9 million or 9 percent, compared with the third quarter of 2014.

Gross margin in the third quarter of 2015 was 46.4 percent on a non-GAAP basis and 43.3 percent on a GAAP basis, compared with 42.3 percent and 38.1 percent, respectively, in the third quarter of 2014. A favorable software mix, improvements in support margins, as well as improving efficiencies in client services delivery drove gross margin improvements.

Operating Expense, Earnings and Cash-Flow Highlights

Operating expenses, consisting of selling, general and administrative (SG&A) and research and development (R&D) expenses, declined 2 percent on a non-GAAP basis and 3 percent on a GAAP basis in the third quarter of 2015 compared with the third quarter of 2014. This decline reflects a year-over-year decrease in corporate SG&A expense, partially offset by a slight increase in R&D expense compared with the third quarter of 2014. GAAP operating expenses in the third quarter of 2015 included severance and other non-recurring expenses of $10 million. These are excluded for purposes of calculating non-GAAP operating expenses.

Reflecting year-over-year revenue growth, gross margin expansion and management of operating expenses, Adjusted EBITDA increased 44 percent to $66 million in the third quarter of 2015, compared with $46 million in the third quarter of 2014.

Non-GAAP net income in the third quarter 2015 totaled $25 million compared with $12 million in the third quarter of 2014, a 113 percent increase. GAAP net loss in the third quarter 2015 totaled $5 million compared with a net loss of $26 million in the third quarter of 2014.

Non-GAAP earnings per share in the third quarter 2015 were $0.13 compared with $0.06 in the third quarter of 2014. GAAP loss per share in the third quarter 2015 was $0.03 compared with a loss per share of $0.15 in the third quarter of 2014.

Cash flow from operations in the third quarter 2015 totaled $40 million compared with $14 million in the third quarter of 2014. For the nine months ended September 30, 2015, cash flow from operations totaled $128 million compared with $52 million for the nine months ended September 30, 2014, a 147 percent increase.

For the nine months ended September 30, 2015, free cash flow totaled $81 million compared with $3 million in the same period of 2014.

Mr. Black concluded, "Allscripts financial performance continues to improve each quarter across all key financial metrics, including: recurring revenue, gross margins, Adjusted EBITDA, non-GAAP earnings per share, cash flow from operations and free cash flow."

Additional Third Quarter Business Highlights

  Baptist Health Care Corporation in Pensacola, Fla., selected Sunrise as the single comprehensive health care record and revenue cycle management solution for all points of care, including three hospitals, ambulatory sites and physician practices.

  University Hospital of South Manchester NHS Foundation Trust (UHSM), a major acute teaching hospital based in Wythenshawe, Manchester, United Kingdom, selected the Sunrise platform as its new Electronic Patient Record (EPR) system to enhance care coordination for healthcare providers, patients and families.

  Allscripts announced a significantly expanded relationship with Catholic Health Initiatives to provide Allscripts Managed Services™ through its TouchWorks EHR and Allscripts Practice Management solutions.

  Allscripts earned top scores for its ambulatory EHRs, Allscripts Professional EHR™, Allscripts TouchWorks® EHR and Sunrise Ambulatory Care, from research company Black Book™ Rankings.

  Allscripts hosted approximately 3,500 attendees at its annual user group conference, the Allscripts Client User Experience (ACE) in Boston.

  On September 30, 2015, Allscripts amended its Credit Agreement, providing for an increase in loan capacity as well as a lower interest rate. The amendment consists of a $250 million senior secured term loan and a $550 million senior secured revolving facility, or a net increase in borrowing capacity of $150 million. This improvement in Allscripts borrowing terms and increased credit facility reflects the continued improvement in Allscripts financial performance over the last two years.

Update to 2015 Guidance

Allscripts adjusted its financial guidance for 2015, reflecting one quarter remaining in the year:

  Revenue between $1.390 billion and $1.405 billion;
  Adjusted EBITDA between $238 million and $245 million; and
  Non-GAAP earnings per share between $0.45 and $0.47 per diluted share.

For a complete reconciliation of GAAP and non-GAAP items, see the explanation of non-GAAP financial measures as well as the GAAP and non-GAAP reconciliation financial tables in this release (Tables 4 and 5).

Conference Call:

Allscripts will conduct a conference call today, Thursday, November 5, 2015, at 4:30 PM Eastern Time to discuss its earnings release and other information. Participants may access the conference call via webcast at http://investor.allscripts.com. Participants also may access the conference call by dialing (855) 717-7811 or +1 (224) 357-2059 (international) and requesting Conference ID # 55802602.

A replay of the call will be available approximately two hours after the conclusion of the call, for a period of four weeks, on the Allscripts Investor Relations website or by calling (855) 859-2056 or +1 (404) 537-3406 - Conference ID # 55802602.

Supplemental and non-GAAP financial information is also available at http://investor.allscripts.com.

Footnotes

(1)  Bookings reflect the value of executed contracts for software, hardware, other client services, remote hosting, outsourcing and subscription-based services.

About Allscripts

Allscripts (NASDAQ:MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

© 2015 Allscripts Healthcare, LLC and/or its affiliates. All Rights Reserved.

Allscripts, the Allscripts logo, and other Allscripts marks are trademarks of Allscripts Healthcare, LLC and/or its affiliates. All other products are trademarks of their respective holders, all rights reserved. Reference to these products is not intended to imply affiliation with or sponsorship of Allscripts Healthcare, LLC and/or its affiliates.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the current beliefs and expectations of Allscripts management, only speak as of the date that they are made, and are subject to significant risks and uncertainties.  Such statements can be identified by the use of words such as  "future," "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "will," "would," "could," "can," "may," and similar terms. Actual results could differ from those set forth in the forward-looking statements, and reported results should not be considered an indication of future performance.  Certain factors that could cause Allscripts' actual results to differ materially from those described in the forward-looking statements include, but are not limited to: Allscripts' failure to compete successfully; consolidation in Allscripts' industry; current and future laws, regulations and industry initiatives; increased government involvement in Allscripts' industry; the failure of markets in which Allscripts operates to develop as quickly as expected; Allscripts' or its customers' failure to see the benefits of government programs; changes in interoperability or other regulatory standards; the effects of the realignment of Allscripts' sales, services, and support organizations; market acceptance of Allscripts' products and services; the unpredictability of the sales and implementation cycles for Allscripts' products and services; Allscripts' ability to manage future growth; Allscripts' ability to introduce new products and services; Allscripts' ability to establish and maintain strategic relationships; risks related to the acquisition of new companies or technologies; the performance of Allscripts' products; Allscripts' ability to protect its intellectual property rights; the outcome of legal proceedings involving Allscripts; Allscripts' ability to hire, retain and motivate key personnel; performance by Allscripts' content and service providers; liability for use of content; security breaches; price reductions; Allscripts' ability to license and integrate third party technologies; Allscripts' ability to maintain or expand its business with existing customers; risks related to international operations; changes in tax rates or laws; business disruptions; Allscripts' ability to maintain proper and effective internal controls; and asset impairment charges.  Additional information about these and other risks, uncertainties, and factors affecting Allscripts' business is contained in Allscripts' filings with the Securities and Exchange Commission.  Allscripts does not undertake to update forward-looking statements to reflect changed assumptions, the impact of circumstances or events that may arise after the date of the forward-looking statements, or other changes in its business, financial condition, or operating results over time.

Table 1
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$91.4	$53.2
Accounts receivable, net	324.6	331.6
Deferred taxes, net	35.7	35.6
Prepaid expenses and other current assets	98.5	102.4
Total current assets	550.2	522.8
Long-term marketable securities	0.0	1.3
Fixed assets, net	127.8	145.8
Software development costs, net	82.2	86.2
Intangible assets, net	360.9	403.4
Goodwill	1,222.8	1,200.7
Deferred taxes, net	0.7	0.7
Other assets (a)	328.7	137.8
Total assets	$2,673.3	$2,498.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$67.4	$70.8
Accrued expenses	70.7	79.0
Accrued compensation and benefits	47.5	51.1
Deferred revenue	291.2	293.0
Current maturities of long-term debt and capital lease obligations	12.7	27.5
Total current liabilities	489.5	521.4
Long-term debt (a)	642.3	539.2
Deferred revenue	22.0	23.2
Deferred taxes, net	60.4	55.4
Other liabilities	63.5	75.3
Total liabilities	1,277.7	1,214.5
Total Allscripts Healthcare Solutions, Inc.'s stockholders' equity	1,384.5	1,284.2
Non-controlling interest	11.1	0.0
Total stockholders' equity	1,395.6	1,284.2
Total liabilities and stockholders' equity	$2,673.3	$2,498.7

(a) Deferred debt issuance costs previously reported in other assets are now included as part of long-term debt upon the adoption of ASU 2015-03 effective June 30, 2015. The December 31, 2014 balance sheet was also revised and reflects the reclassification of approximately $9.5 million of debt issuance costs.

Table 2
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per-share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Software delivery, support and maintenance	$230.7	$228.1	$690.8	$680.5
Client services	123.8	117.3	350.0	356.5
Total revenue	354.5	345.4	1,040.8	1,037.0
Cost of revenue:
Software delivery, support and maintenance	70.8	77.4	223.2	235.9
Client services	109.0	116.0	327.8	330.0
Amortization of software development and acquisition-related assets (a)	21.3	20.6	63.0	61.5
Total cost of revenue	201.1	214.0	614.0	627.4
Gross profit	153.4	131.4	426.8	409.6
Selling, general and administrative expenses	91.1	97.0	259.9	273.6
Research and development	47.7	45.9	138.8	151.3
Asset impairment charges	0.0	0.2	0.3	2.1
Amortization of intangible and acquisition-related assets	5.7	7.1	19.0	22.4
Income (loss) from operations	8.9	(18.8)	8.8	(39.8)
Interest expense and other, net (b)	(8.9)	(7.4)	(21.7)	(21.7)
Equity in net earnings of unconsolidated investments	(1.4)	0.0	(1.3)	0.0
Loss before income taxes	(1.4)	(26.2)	(14.2)	(61.5)
Income tax (provision) benefit	(3.7)	0.4	(4.2)	(2.8)
Net loss	(5.1)	(25.8)	(18.4)	(64.3)
Less: Net income attributable to non-controlling interest	(0.1)	0.0	(0.1)	0.0
Net loss attributable to Allscripts Healthcare Solutions, Inc. stockholders	($5.2)	($25.8)	($18.5)	($64.3)

Loss per share - basic and diluted	($0.03)	($0.15)	($0.10)	($0.36)

Weighted average common shares outstanding:
Basic	188.9	180.2	183.7	179.7
Diluted	188.9	180.2	183.7	179.7

(a) Amortization of software development and acquisition-related assets includes:
Amortization of capitalized software development costs	$12.2	$11.6	$35.6	$35.1
Amortization of acquisition-related intangible assets	9.1	9.0	27.4	26.4
	$21.3	$20.6	$63.0	$61.5

(b) Interest expense and other, net are comprised of the following for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Non-cash amortization of 1.25% Cash Convertible Notes original issue discount	$ 2.8	$ 2.6	$ 8.1	$ 7.7
Non-cash write-off of unamortized deferred debt issuance costs	1.4	--	1.4	--
Non-cash charges to interest expense and other, net	4.2	2.6	9.5	7.7
Interest expense	4.4	4.2	12.2	12.1
Amortization of discounts and debt issuance costs	0.7	0.7	2.3	2.2
Other income, net	(0.4)	(0.1)	(2.3)	(0.3)
Total interest expense and other, net	$ 8.9	$ 7.4	$ 21.7	$ 21.7

Table 3
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net loss	($5.1)	($25.8)	($18.4)	($64.3)
Non-cash adjustments to net loss:
Depreciation and amortization	41.0	42.9	124.5	131.6
Stock-based compensation expense	8.9	10.0	27.2	32.2
Other non-cash charges, net	4.6	0.2	4.6	9.1
Total non-cash adjustments to income	54.5	53.1	156.3	172.9
Cash impact of changes in operating assets and liabilities	(9.9)	(13.6)	(9.6)	(56.6)
Net cash provided by operating activities	39.5	13.7	128.3	52.0
Cash flows from investing activities:
Capital expenditures	(4.6)	(3.4)	(14.2)	(20.7)
Capitalized software	(11.0)	(10.3)	(32.7)	(28.3)
Purchases of non-marketable securities in partner entities, business acquisition, net of cash acquired and other investments	(2.6)	(27.6)	(222.1)	(41.7)
Sales and maturities of marketable securities and other investments	2.5	0.0	3.8	0.0
Proceeds from sale of fixed assets	0.0	0.0	0.0	0.1
Net cash used in investing activities	(15.7)	(41.3)	(265.2)	(90.6)
Cash flows from financing activities:
Proceeds from sale or issuance of common stock	0.7	0.0	102.1	1.7
Stock-based compensation-related payments, net	(0.2)	(0.3)	(5.4)	(6.7)
Senior secured debt (payments) borrowings, net	(8.6)	26.2	79.5	17.9
Net cash (used in) provided by financing activities	(8.1)	25.9	176.2	12.9
Effect of exchange rate changes on cash and cash equivalents	(0.8)	(0.3)	(1.1)	0.0
Net increase (decrease) in cash and cash equivalents	14.9	(2.0)	38.2	(25.7)
Cash and cash equivalents, beginning of period	76.5	39.3	53.2	63.0
Cash and cash equivalents, end of period	$91.4	$37.3	$91.4	$37.3

Table 4
Allscripts Healthcare Solutions, Inc.
Condensed Non-GAAP Financial Information
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Total revenue, as reported	$354.5	$345.4	$1,040.8	$1,037.0

Deferred revenue and other adjustments	0.0	2.3	0.0	9.3
Total non-GAAP revenue	$354.5	$347.7	$1,040.8	$1,046.3

Gross profit, as reported	$153.4	$131.4	$426.8	$409.6

Deferred revenue and other adjustments	0.0	2.3	0.0	9.3
Acquisition-related amortization	9.1	9.0	27.4	26.4
Stock-based compensation expense	1.8	1.3	6.8	4.7
Non-recurring expenses and transaction-related costs (a)	0.0	2.9	0.0	6.3
Total non-GAAP gross profit	$164.3	$146.9	$461.0	$456.3

Income (loss) from operations, as reported	$8.9	($18.8)	$8.8	($39.8)

Deferred revenue and other adjustments	0.0	2.3	0.0	9.3
Acquisition-related amortization	14.8	16.1	46.4	48.8
Stock-based compensation expense	9.2	10.0	28.7	32.2
Non-recurring expenses and transaction-related costs (a)	9.9	12.9	23.4	22.3
Non-cash asset impairment charges	0.0	0.2	0.3	2.1
Total non-GAAP operating income	$42.8	$22.7	$107.6	$74.9

Net loss attributable to Allscripts Healthcare Solutions, Inc. stockholders, as reported	($5.2)	($25.8)	($18.5)	($64.3)

Deferred revenue and other adjustments	0.0	1.5	0.0	6.1
Acquisition-related amortization	9.6	10.5	30.2	31.7
Stock-based compensation expense	6.0	6.5	18.7	20.9
Non-recurring expenses and transaction-related costs	6.3	8.4	15.2	14.5
Non-cash asset impairment charges	0.0	0.1	0.2	1.4
Non-cash charges to interest expense and other	2.7	1.6	6.2	4.9
Equity in net earnings of unconsolidated investments	0.9	0.0	1.1	0.0
Tax rate alignment	4.2	8.7	9.2	24.3
Non-GAAP net income attributable to Allscripts Healthcare Solutions, Inc.	$24.5	$11.5	$62.3	$39.5

Non-GAAP effective tax rate	35%	35%	35%	35%

Weighted shares outstanding - diluted	191.2	180.2	185.1	179.7

Loss per share - diluted, as reported	($0.03)	($0.15)	($0.10)	($0.36)

Non-GAAP earnings per share - diluted	$0.13	$0.06	$0.34	$0.22

Note: all adjustments to reconcile GAAP to non-GAAP net income are net of tax.
(a) Non-recurring expenses and transaction-related costs included in cost of revenue and operating expenses are comprised of the following for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Cost of revenue:
MyWay and other product consolidation costs included in cost of revenue	$0.0	$2.9	$0.0	$6.3
Operating expenses:
Severance and other costs	9.9	2.8	23.3	5.9
MyWay product consolidation	0.0	6.4	0.0	6.4
Transaction-related costs	0.0	0.8	0.1	3.7
Total non-recurring expenses and transaction-related costs included in operating expenses	$9.9	$10.0	$23.4	$16.0

Total non-recurring expenses and transaction related costs	$9.9	$12.9	$23.4	$22.3

Table 5
Allscripts Healthcare Solutions, Inc.
Non-GAAP Financial Information - Adjusted EBITDA
(In millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Total revenue, as reported	$354.5	$345.4	$1,040.8	$1,037.0
Deferred revenue and other adjustments	0.0	2.3	0.0	9.3
Total non-GAAP revenue	$354.5	$347.7	$1,040.8	$1,046.3

Net loss, as reported	($5.1)	($25.8)	($18.4)	($64.3)

Deferred revenue and other adjustments	0.0	2.3	0.0	9.3
Depreciation and amortization	41.0	42.9	124.5	131.6
Stock-based compensation expense	9.2	10.0	28.7	32.2
Non-recurring expenses and transaction-related costs	9.9	12.8	23.4	21.4
Non-cash asset impairment charges	0.0	0.2	0.3	2.1
Interest expense and other, net (a)	5.8	3.8	13.4	11.5
Equity in net earnings of unconsolidated investments	1.4	--	1.3	--
Tax provision/(benefit)	3.7	(0.4)	4.2	2.8

Adjusted EBITDA	65.9	45.8	177.4	146.6

Adjusted EBITDA attributable to non-controlling interest	0.2	0.0	0.5	0.0

Adjusted EBITDA, net of non-controlling interest	$65.7	$45.8	$176.9	$146.6

Adjusted EBITDA margin (b)	19%	13%	17%	14%

(a) Interest expense and other, net has been adjusted from the amounts presented in the statements of operations in order to remove the amortization of the fair value of the cash conversion option embedded in the 1.25% Cash Convertible Notes and deferred debt issuance costs from interest expense since such amortization is also included in depreciation and amortization.
(b) Adjusted EBITDA margin is calculated by dividing adjusted EBITDA, net of non-controlling interest by total non-GAAP revenue.

Explanation of Non-GAAP Financial Measures

Allscripts reports its financial results in accordance with U.S. generally accepted accounting principles, or GAAP.  To supplement this information, Allscripts presents in this release non-GAAP revenue, gross profit, gross margin, operating expense, net income, including non-GAAP earnings per share, non-GAAP effective income tax rate, Adjusted EBITDA and free cash flow, which are also considered non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended.

  Non-GAAP revenue consists of GAAP revenue as reported and adds back deferred revenue and other adjustments recorded for GAAP purposes.

  Non-GAAP gross profit consists of GAAP gross profit as reported and adds back deferred revenue and other adjustments booked for GAAP purposes and excludes acquisition-related amortization, stock-based compensation expense, and non-recurring expenses and transaction-related costs.  Non-GAAP gross margin consists of non-GAAP gross profit as a percentage of GAAP or non-GAAP revenue in the applicable period, as defined above. For the third quarter of 2015, non-GAAP gross margin totaled 46.4 percent, consisting of non-GAAP gross profit of $164.3 million divided by revenue of $354.5 million. For the third quarter of 2014, non-GAAP gross margin totaled 42.3 percent consisting of non-GAAP gross profit of $146.9 million divided by non-GAAP revenue of $347.7 million. Reconciliations to non-GAAP revenue and non-GAAP gross profit are found in Table 4 within this press release.

  Non-GAAP operating expense consists of GAAP selling, general and administrative expenses (SG&A) and research and development expense (R&D), as reported, and excludes non-recurring expenses and transaction-related costs and stock-based compensation expense recorded to SG&A and R&D. For the third quarter of 2015, non-GAAP operating expense totaled $121.5 million consisting of $91.1 million of GAAP SG&A and $47.7 million of GAAP R&D expense and excludes $9.9 million of total non-recurring expense and transaction-related costs and $7.4 million of stock-based compensation expense recorded to SG&A and R&D. For the third quarter of 2014, non-GAAP operating expense totaled $124.2 million consisting of $97.0 million of GAAP SG&A and $45.9 million of GAAP R&D expense and excludes $10.0 million of total non-recurring expense and transaction-related costs and $8.7 million of stock-based compensation expense recorded to SG&A and R&D.

  Adjusted EBITDA is a non-GAAP measure and consists of GAAP net income (loss) as reported and adjusts for: deferred revenue and other adjustments; depreciation and amortization; stock-based compensation expense; non-recurring expenses and transaction-related costs; non-cash asset impairment charges; interest expense and other, net; equity in earnings of unconsolidated investments; and tax provision (benefit).

  Non-GAAP effective income tax rate is based on non-GAAP pre-tax earnings and consists of the statutory federal income tax rate, Allscripts effective state income tax rate, and adjustments for permanent differences.

  Non-GAAP net income consists of GAAP net income/(loss) as reported, and adds back deferred revenue and other adjustments, acquisition-related amortization, stock-based compensation expense, non-recurring expenses and transaction-related costs, non-cash charges to interest expense and other, and non-cash asset impairment charges, in each case net of any related tax effects. Non-GAAP net income also includes a tax rate alignment adjustment.

  Non-GAAP earnings per share consists of non-GAAP net income, as defined above, divided by weighted shares outstanding – diluted in the applicable period.

Deferred Revenue and Other Adjustments. Deferred revenue and other adjustments includes acquisition-related deferred revenue adjustments, which reflect the fair value adjustments to deferred revenues acquired in business acquisitions. The fair value of deferred revenue represents an amount equivalent to the estimated cost plus an appropriate profit margin, to perform services related to the acquiree's software and product support, which assumes a legal obligation to do so, based on the deferred revenue balances as of the acquisition date. Also included are adjustments for the vesting of a warrant issued to a commercial partner and the effects of straight-lining contractual pricing adjustments over the performance period. Allscripts adds back deferred revenue and other adjustments for its non-GAAP financial measures because it believes the inclusion of this amount directly correlates to the underlying performance of Allscripts operations.

Acquisition-Related Amortization. Acquisition-related amortization expense is a non-cash expense arising primarily from the acquisition of intangible assets in connection with acquisitions or investments. Allscripts excludes acquisition-related amortization expense from non-GAAP gross profit, non-GAAP operating income and non-GAAP net income because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation, and the related amortization expense will recur in future periods.

Stock-Based Compensation Expense. Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards. Allscripts excludes stock-based compensation expense from non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods as a result of the timing of grants of new stock-based awards, including grants in connection with acquisitions. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods and such expense will recur in future periods.

Non-Recurring Expenses and Transaction-Related Costs. Non-recurring expenses relate to certain severance, product consolidation, legal proceedings, consulting, and other charges incurred in connection with activities that are considered one-time.  Transaction-related costs include deferred compensation expenses incurred in connection with the acquisition of dbMotion, Ltd.

Allscripts excludes non-recurring expenses and transaction-related costs from non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods.

Non-Cash Charges to Interest Expense and Other. Non-cash charges to interest expense and other includes non-cash amortization of the fair value of the cash conversion option embedded in the 1.25 percent Cash Convertible Notes issued by Allscripts during the second quarter of 2013. Also included in this amount are non-cash adjustments to reflect changes in the fair value of derivative financial instruments related to the 1.25 percent Cash Convertible Notes that do not qualify for hedge accounting treatment.

Non-Cash Asset Impairment Charges. Asset impairment charges relate primarily to product consolidation activities.

Tax Rate Alignment.  Tax adjustment aligns the applicable period's effective tax rate to the expected annual non-GAAP effective tax rate.

Management also believes that non-GAAP revenue, gross profit, SG&A, operating expense, operating income, net income and non-GAAP net income on a per share basis, and Adjusted EBITDA, provide useful supplemental information to management and investors regarding the underlying performance of Allscripts business operations. Acquisition accounting adjustments made in accordance with GAAP can make it difficult to make meaningful comparisons of the underlying operations of the business without considering the non-GAAP adjustments provided and discussed herein. Management also uses this information internally for forecasting and budgeting, as it believes that these measures are indicative of core operating results. In addition, management may use non-GAAP revenue, SG&A, operating expense, operating income, net income and/or Adjusted EBITDA to measure achievement under Allscripts stock and cash incentive compensation plans. Note, however, that non-GAAP revenue, gross profit, operating income and net income and non-GAAP net income on a per share basis and Adjusted EBITDA are performance measures only, and they do not provide any measure of cash flow or liquidity. Non-GAAP financial measures are not in accordance with, or an alternative for, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Allscripts results of operations as determined in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures with GAAP financial measures contained within the attached condensed consolidated financial statements.

Free Cash Flow. Free cash flow is calculated based on GAAP cash flows provided by operating activities in the applicable period, net of capital expenditures and capitalized software costs.  For the first nine months of 2015, cash flow from operations totaled $128.3 million, capital expenditures totaled $14.2 million and capitalized software totaled $32.7 million. For the first nine months of 2014, cash flow from operations totaled $52.0 million, capital expenditures totaled $20.7 million and capitalized software totaled $28.3 million.

Allscripts considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after capital expenditures and capitalized software costs. Free cash flow provides management and investors a valuable measure to determine the quantity of capital generated that can be deployed to create additional shareholder value by a variety of means.

CONTACT: For more information contact:

         Investors:
         Seth Frank
         312-506-1213
         seth.frank@allscripts.com

         Media:
         Concetta DiFranco
         312-447-2466
         concetta.difranco@allscripts.com